EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in Amendment No. 1 to this Registration Statement (Form S-3) and related Prospectus of Spark Networks, Inc. for the registration of common stock, preferred stock, warrants, debt securities and units and to the incorporation by reference therein of our report dated March 8, 2013, with respect to the consolidated financial statements of Spark Networks, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2012, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Los Angeles, California

April 22, 2013